United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 19, 2014

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2014, The Laclede Group, Inc. (“Laclede”) entered into a definitive stock purchase agreement to acquire all of the outstanding shares of Alabama Gas Corporation from Energen Corporation (the “Acquisition”), as well as a commitment letter (the “Commitment Letter”) with Credit Suisse AG and its affiliates (collectively “Credit Suisse”) and Wells Fargo Bank, National Association and its affiliates (collectively, “Wells Fargo”, together with Credit Suisse, the “Banks”). Pursuant to the Commitment Letter, which was subsequently syndicated by the Banks to a group of 13 banks, including the Banks (collectively, the “Bridge Lenders”), effective April 28, 2014, the Bridge Lenders committed to provide a 364-day senior bridge term loan credit facility in an aggregate principal amount of up to $1.35 billion to fund the Acquisition. Subsequent to a June 11, 2014 common stock and equity units offering that automatically reduced the commitments of the Bridge Lenders by approximately $600 million, on June 16, 2014, Laclede and the Bridge Lenders entered into a first amendment to the Commitment Letter reducing the aggregate commitments of the Bridge Lenders to $700 million.

On August 19, 2014, Laclede completed a public offering and sale of its senior notes generating net proceeds of approximately $619 million, which are to be used together with the proceeds from the earlier equity offerings and other available funds to fund the cash portion of the purchase price for the Acquisition and which, pursuant to the terms of the Commitment Letter, automatically reduced the commitments of the Bridge Lenders by an equal amount. On August 19, 2014, Laclede and the Bridge Lenders entered into a second amendment to the Commitment Letter reducing the aggregate commitments of the Bridge Lenders to $0 and terminating the Commitment Letter.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

99.1	2nd Amendment to Commitment Letter, dated August 19, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.

Date: August 21, 2014	By:	/s/ S. P. Rasche
Steven P. Rasche Executive Vice President, Chief Financial Officer

Exhibit Index

Number	Exhibit

99.1	2nd Amendment to Commitment Letter, dated August 19, 2014